EXHIBIT 10.6.1

PCTEL, Inc.

MARTIN H. SINGER

EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of November 11, 2016 (the “Effective Date”), is made and entered into by and between PCTEL, Inc. (the “Company”) and Martin H. Singer (“Executive”).

1.Duties and Scope of Employment.  Commencing January 2, 2017, Executive will step down as Chairman of the Board and Chief Executive Officer (“CEO”) of the Company and will serve as the Company’s Vice Chairman, a non-board officer-level management position, from January 2, 2017 until October 2, 2017 (the “Employment Term”).  During the Employment Term, Executive will render business and professional services related to CEO transition activities and perform such other duties as shall reasonably be assigned to him by the successor CEO.

2.Compensation.  As compensation for Executive providing the services described in paragraph 1 above (including services provided from his home office) during the Employment Term, the Company will pay Executive an annual base salary of $315,000 pro-rated for the actual Employment Term and paid in accordance with the Company’s customary semi-monthly pay schedule.  While Executive will not participate in the 2017 Short-Term Incentive Plan or other incentive program, he will receive the amount earned under the 2016 Short-Term Incentive Plan in accordance with its terms (without giving effect to any requirement to remain an employee of the Company on the date of vesting or payment of the award).  Such amount shall be determined by the Compensation Committee in February 2017 in accordance with its customary procedures and shall be paid in accordance with the award agreement based on Executive’s 2016 base compensation.

3.Employee Benefits.  During the period of his employment with the Company, Executive will be entitled to participate in the employee benefit plans currently maintained by the Company of general applicability to other employees of the Company, including, without limitation, the Company’s health care, disability, life insurance, directors and officers insurance, and 401(k) plans.  In the event of an involuntary termination during the Employment Term, in lieu of participating in the Company’s healthcare plans, and subject to Employee’s election within the specified period to continue health insurance under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, or reimburse Employee for the cost of, COBRA premiums for continued health coverage (i.e., medical, dental and vision as then offered by Company) for Employee and his spouse during the remaining period of the Employment Term.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4.Paid Time Off.  During the Employment Term, Executive will not accrue additional vacation days or paid time off (“PTO”), but will carry forward from 2016 any unused PTO up to 200 hours.  At the time of his separation from the Company, the value of the remaining unused PTO will be calculated on the basis of his 2016 base salary ($445,500) and be paid to Executive in cash within the next two pay periods following the last day of his employment.

5.Expenses.  The Company will reimburse Executive for reasonable travel and other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with the Company’s approval procedures and expense reimbursement policy as in effect from time to time.  In addition, Executive shall receive reimbursement of up to $6,000 for financial and tax advisory services and tax preparation in connection with his retirement planning and 2016 taxes and up to $1000 as reimbursement for the legal review of this

EXHIBIT 10.6.1

Agreement.  Such reimbursement will be paid in accordance with the Company's expense reimbursement policy as in effect from time to time.

6.Separation from Company.  As of January 2, 2017, this Agreement supersedes all other agreements regarding compensation previously made by the Company with Executive, including that certain Martin H. Singer Employment Agreement, amended and restated on December 11, 2008 (the “Prior Employment Agreement”), and that certain Amended and Restated Management Retention Agreement dated April 15, 2013 (the “MRA”); provided that this Agreement is not intended to supersede that certain Indemnification Agreement between the Company and the Executive effective as of November 19, 2009.  The parties agree that Executive may terminate his employment during the Employment Term provided that Executive provides one month’s written notice delivered to the Company’s Vice President, Corporate Services.  The Company may terminate Executive’s employment at any time during the Employment Term provided that the Company provides one month’s written notice of termination to Executive at his last home address given to the Company.

Executive will not receive severance benefits in the event of a Change of Control of the Company, nor will he receive severance benefits in the event of an involuntary termination with or without Cause during the Employment Term under the Prior Employment Agreement or the MRA; provided, however, that in the event of a Change of Control, an involuntary termination (other than for Cause) or in the event that death or Disability should occur, in each case prior to September 10, 2017, all shares in the equity awards identified as #4156 (135,000 shares) and #4332 (65,000 shares) will immediately accelerate and vest in full.  Such shares shall be delivered to Executive or his estate, as the case may be, as soon as reasonably practicable thereafter.  Except in the event of a separation of the Executive for Cause or Executive’s voluntary separation from the Company, Executive shall receive all cash compensation pursuant to paragraph 2 that Executive would have received for the remainder of the Employment Term, paid as if no separation had occurred during the Employment Term.

For the purposes of this Agreement, the capitalized terms used above and not defined shall have the following meanings:

“Cause” means (a) any material act (that remains uncured for thirty (30) days following written notice from the Company) which permits the Company to terminate the Employment Agreement or any similar arrangement between Executive and the Company for “cause” or a substantially equivalent term as defined in such agreement or arrangement, or (b) in the event there is no such agreement or arrangement, or the agreement or arrangement does not define the term “cause” or a substantially equivalent term, then “Cause” means:

(i)an act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive;

(ii)Executive being convicted of, or a plea of nolo contendere to, a felony;

(iii)a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; or

(iv)following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part.

“Change of Control” means the occurrence of any of the following events:

EXHIBIT 10.6.1

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities who is not already such as of January 2, 2017; or

(ii)The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets (for these purposes a substantial sale or disposition will in no event be considered to occur unless at least fifty percent (50%) of the total gross fair market value of all of the assets of the Company are sold or disposed of); or

(iii)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code (“Section 409A”).

“Disability” means that:

(i)Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(ii)Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for at least three (3) months under the Company’s accident and health plan; or

(iii)Executive is determined to be totally disabled by the Social Security Administration.

7.Non-Compete and Non-Solicitation.

(a)Non-Compete.  Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, a Restricted Business (as defined below) during the twelve (12) months following the termination of Executive’s employment (the “Restricted Period”) with the Company for any reason (whether during the Employment Term or subsequent to the end of such period), it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information.  Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the payments and benefits set forth in this Agreement (to the extent Executive is otherwise entitled to such payments and benefits) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business; provided, however, that nothing in this Section 5(a) shall prevent Executive from owning as a passive investment less than one percent (1%) of the outstanding shares of the

EXHIBIT 10.6.1

capital stock of a publicly-held company if (A) such shares are actively traded on the New York Stock Exchange or the Nasdaq Global Market and (B) Executive is not otherwise associated with such company or any of its affiliates.  A “Restricted Business” is a business which is engaged in the design, development, manufacture, production, marketing, sale, licensing or servicing of any products, or the provision of any services, that are the same as or substantially similar to those of the Company, or a business which is otherwise one of the top competitors of the Company as listed on Exhibit A.  Upon any breach of this section, all severance payments and benefits pursuant to this Agreement shall immediately cease.

(b)Non-Solicitation.  During the twelve (12) months following the termination of Executive’s employment with the Company for any reason (whether during or after the Employment Term), Executive agrees and acknowledges that Executive’s right to receive the payments and benefits set forth in this Agreement (to the extent Executive is otherwise entitled to such payments and benefits) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

(c)Understanding of Covenants.  Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

8.Section 280G.  Notwithstanding any other provision of this Agreement to the contrary, in the event that the amount of severance and other benefits payable to the Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments under this Agreement shall be reduced (by the minimum possible amount) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income and employment taxes) to the Executive resulting from the receipt of such payments with such reduction. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing, by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

9.Successors.

(a)Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and

EXHIBIT 10.6.1

agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any such successor to the Company which executes and delivers an assumption agreement consistent with this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one (1) business day following mailing via Federal Express or similar overnight courier service.  In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

11.Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

12.Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

13.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT 10.6.1

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

PCTEL, INC.	EXECUTIVE

Signature: /s/Gina Haspilaire Name: Gina Haspilaire Title: Chair of the Compensation Committee if the Board of Directors	Signature: /s/ David A. Neumann Title: VP/GM

EXHIBIT 10.6.1

EXHIBIT A

RESTRICTED BUSINESSES

The following are the identified competitors of the Company and include their parent companies, direct and indirect subsidiaries:

Accuver/Innowireless

Airgain

Anite

Baylin Technologies

Boeing/DRT

CommScope

Danaher Corporation

Huber and Suhner AG

InfoVista S.A.S

Laird Plc

Mars Antennas and RF Systems Ltd

Mobile Mark

MTI Wireless Edge Ltd.

Panorama Antennas Ltd.

Pulse (Suzhou) Wireless Products Co., Ltd

Rhode and Schwartz

Taoglas

Venture